As filed with the Securities and Exchange Commission on April 7, 1998.
                                                   Registration No. 333-
================================================================================
                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                                   ----------
                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                                   ----------
                              AETRIUM INCORPORATED
             (Exact name of registrant as specified in its charter)

           MINNESOTA                                     41-1439182
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)

                                  -------------
                                2350 HELEN STREET
                         NORTH ST. PAUL, MINNESOTA 55109
                                 (612) 704-1800
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                                   ----------
                                DARNELL L. BOEHM
                      CHIEF FINANCIAL OFFICER AND SECRETARY
                                2350 HELEN STREET
                         NORTH ST. PAUL, MINNESOTA 55109
                                 (612) 704-1800

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                 ---------------
                                   Copies to:
                             Thomas C. Thomas, Esq.
                        Oppenheimer Wolff & Donnelly LLP
                                 3400 Plaza VII
                             45 South Seventh Street
                          Minneapolis, Minnesota 55402
                                 (612) 607-7000

                                 ---------------
        Approximate date of commencement of proposed sale to the public:
   From time to time after the effective date of this Registration Statement.

                                 ---------------
         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

===================================================================================================================
                                                        PROPOSED MAXIMUM      PROPOSED MAXIMUM
    TITLE OF EACH CLASS OF            AMOUNT TO BE       OFFERING PRICE      AGGREGATE OFFERING        AMOUNT OF
 SECURITIES TO BE REGISTERED          REGISTERED(1)         PER UNIT               PRICE           REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value......   900,000 Shares       $15.125(2)          $13,612,500(2)          $4,124.59
===================================================================================================================


(1) The amount to be registered hereunder consists of 900,000 shares of Common Stock to be sold by certain selling shareholders.
(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based upon the average of the high and low sales prices of the registrant's Common Stock on April 1, 1998, as reported by the Nasdaq National Market.

                                 ---------------
            THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                    SUBJECT TO COMPLETION DATED APRIL 7, 1998
PROSPECTUS
                                 900,000 SHARES
                              AETRIUM INCORPORATED
                                  COMMON STOCK
                             -----------------------

            This Prospectus relates to 900,000 shares of Common Stock, par value $0.001 per share (the "Common Stock"), of Aetrium Incorporated (the "Company"), that may be offered for sale for the account of certain shareholders of the Company as stated herein under the heading "Selling Shareholders." The shares being offered by the Selling Shareholders hereunder include 900,000 shares of outstanding Common Stock issued to the Selling Shareholders in a private transaction in connection with the purchase by the Company of substantially all of the rights, title and interest in the assets of, and the assumption of certain liabilities of the equipment division of WEB Technology, Inc., pursuant to an Asset Purchase Agreement dated as of March 20, 1998 (the "Purchase Agreement"), completed on April 1, 1998.

            The Selling Shareholders have advised the Company that sales of the shares offered hereunder by them or by their respective pledgees, donees, transferees or other successors in interest, may be made from time to time on the Nasdaq National Market, in the over the counter market, in ordinary brokerage transactions, in negotiated transactions, or otherwise, at market prices prevailing at the time of the sale or at negotiated prices. See "Plan of Distribution."

            The Selling Shareholders and any broker-dealers or other persons acting on their behalf in connection with the sale of Common Stock hereunder may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by the Selling Shareholders and any profit realized by them on the resale of Common Stock as principals may be deemed to be underwriting commissions under the Securities Act. As of the date hereof, there are no special selling arrangements between any broker-dealer or other person and any of the Selling Shareholders.

            The Company will not receive any part of the proceeds of any sales of shares pursuant to this Prospectus. Pursuant to the terms of the Purchase Agreement, the Company will pay all the expenses of registering the shares, except for selling expenses incurred by the Selling Shareholders in connection with this offering, including any fees and commissions payable to broker-dealers or other persons, which will be borne by the Selling Shareholders. In addition, the Purchase Agreement provides for certain other usual and customary terms, including indemnification by the Company of the Selling Shareholders against certain liabilities arising under the Securities Act.

            THE SHARES OF COMMON STOCK OFFERED HEREBY INVOLVE CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THIS PROSPECTUS.

            The Company's Common Stock is traded on the Nasdaq National Market under the symbol "ATRM". On April 1, 1998, the last sale price of the Common Stock on the Nasdaq National Market was $15.375 per share.

                             -----------------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
         THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             -----------------------
              THE DATE OF THIS PROSPECTUS IS ______________, 1998.

            No person has been authorized to give any information or to make any representations not contained or incorporated by reference in this Prospectus in connection with the offer described in this Prospectus and, if given or made, such information and representations must not be relied upon as having been authorized by the Company or the Selling Shareholders. Neither the delivery of this Prospectus nor any sale made under this Prospectus will under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof or since the date of any documents incorporated herein by reference. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities to which it relates, or an offer or solicitation in any state to any person to whom it is unlawful to make such offer in such state.

                              AVAILABLE INFORMATION

            The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company pursuant to the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's Web site is http://www.sec.gov.

            The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information, exhibits and undertakings set forth in the Registration Statement, certain portions of which are omitted as permitted by the Rules and Regulations of the Commission. Copies of the Registration Statement and the exhibits are on file with the Commission and may be obtained, upon payment of the fee prescribed by the Commission, or may be examined, without charge, at the offices of the Commission set forth above. For further information, reference is made to the Registration Statement and its exhibits.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

            The following documents filed with the Commission by the Company (File No. 0-22166) are incorporated by reference in this Prospectus: (1) the Company's Annual Report on Form 10-K for the year ended December 31, 1997; (2) all other reports filed by the Company pursuant to Sections 13(a) or 15(d) of the Exchange Act since December 31, 1997; and (3) the description of the Company's Common Stock contained in its Registration Statement on Form 8-A and any amendments or reports filed for the purpose of updating such description.

            All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering hereunder will be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document all or any portion of which is incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

            The Company will provide, without charge, to each person to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents referred to above which are incorporated by reference in this Prospectus (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Requests should be directed to Aetrium Incorporated, 2350 Helen Street, North St. Paul, Minnesota 55109,
Attention: Lee A. Schafer; telephone (612) 704-1800.

                                   THE COMPANY

            THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS. FOR THIS PURPOSE, ANY STATEMENTS CONTAINED IN THIS PROSPECTUS THAT ARE NOT STATEMENTS OF HISTORICAL FACT MAY BE DEEMED TO BE FORWARD-LOOKING STATEMENTS. WITHOUT LIMITING THE FOREGOING, WORDS SUCH AS "MAY," "WILL," "EXPECT," "BELIEVE," "ANTICIPATE," "ESTIMATE" OR "CONTINUE" OR THE NEGATIVE OR OTHER VARIATIONS THEREOF OR COMPARABLE TERMINOLOGY ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. THESE STATEMENTS BY THEIR NATURE INVOLVE SUBSTANTIAL RISKS AND UNCERTAINTIES, AND ACTUAL RESULTS MAY DIFFER MATERIALLY DEPENDING ON A VARIETY OF FACTORS, INCLUDING THOSE DESCRIBED UNDER THE CAPTION "RISK FACTORS."

GENERAL

            Aetrium Incorporated (the "Company") designs, manufactures and markets a variety of electromechanical equipment used in the handling and testing of microelectronic components, including semiconductor devices known as integrated circuits ("ICs") and other forms of electronic components. The Company's primary focus is on high volume electronic component types and on the latest package designs. The Company's products are purchased primarily by semiconductor manufacturers and are used in the "back-end" of semiconductor manufacturing processes. The Company's products automate critical functions to improve manufacturing yield, raise quality levels, reduce manufacturing costs and increase product reliability.

            The Company has three principal product lines. The largest, in terms of revenue, is its broad line of test handlers, which incorporate thermal conditioning, contactor and automated handling technologies to provide automated handling of ICs and other electronic components during production test cycles. Test handler products are primarily produced by the Company's North St. Paul, San Diego, and Aetrium FSA divisions. Change kits to adapt the Company's test handlers to different IC package configurations and to upgrade installed equipment for enhanced performance also represent a significant part of the Company's revenue. The Company's second product line consists of its IC Automation Products, which are produced by the North St. Paul Division. These products are sold to original equipment manufacturers ("OEMs") to incorporate as the automated handling components of such OEM's own proprietary equipment for a variety of other IC processing requirements, such as marking, lead scanning, and lead trim and form. The Company's third product line is specialty test equipment, which include reliability test equipment and environmental test equipment. The Company's reliability test systems provide IC manufacturers with IC performance data to aid in the evaluation and improvement of IC designs and manufacturing processes to increase IC yield and reliability and are produced in North St. Paul, Minnesota. The Company's environmental test equipment products provide burn-in testing of ICs and are produced in the Company's Lawrence Division.

            The Company was incorporated in Minnesota in December 1982. The Company's executive offices are located at 2350 Helen Street, North St. Paul, Minnesota 55109, and its telephone number is (612) 704-1800.

RECENT DEVELOPMENTS

            Pursuant to an Asset Purchase Agreement dated as of March 20, 1998 (the "Purchase Agreement"), the Company, through its wholly-owned subsidiary, Aetrium-WEB Technology, L.P., purchased substantially all of the rights, title and interest in the assets of, and assumed certain liabilities of the equipment division of WEB Technology, Inc., a Delaware corporation ("WEB"), on April 1, 1998. The total consideration paid by the Company for the assets of WEB was $7,835,000 ($500,000 of which will be paid no later than June 30, 1998, subject to any post-closing adjustment to the purchase price) and 900,000 shares of Common Stock (the "Acquired Shares"). Pursuant to the terms of the Purchase Agreement, the Company distributed the Acquired Shares to the shareholders of WEB in accordance with their proportionate ownership interests. The Company granted the Selling Shareholders a one-time demand registration right pursuant to which the shares offered hereby have been registered. Under the terms of the Purchase Agreement, the Selling Shareholders are restricted from selling any of the Acquired Shares during the period that commences on the seventh day of the last month of each of the Company's fiscal quarters and ends on the third business day after the Company releases financial results for such quarter. Additionally, certain Selling Shareholders are further restricted from selling any of the Acquired Shares held by such Selling Shareholders under a Right of First Refusal Agreement with the Company pursuant to which such Selling Shareholders agreed to provide a right of first refusal to the Company on any sale of such Selling Shareholders' Acquired Shares until March 31, 2000.


                                  RISK FACTORS

            The following risk factors relating to the Company should be considered in evaluating an investment in the Common Stock.

DEPENDENCE ON SEMICONDUCTOR INDUSTRY

            The Company is in the business of supplying capital equipment to the manufacturers of integrated circuits and other electronic components within the semiconductor industry. This industry has been subject to significant market fluctuations and periodic downturns. Often these developments have had a disproportionate effect on capital equipment suppliers. The Company has developed and acquired product lines for the semiconductor market segments which it feels provide favorable growth opportunities and, accordingly, the Company's business is most sensitive to market fluctuations in those specific segments. The Company's future financial performance may be materially adversely affected by market fluctuations in the semiconductor industry in general, and more particularly by fluctuations in the industry segments within the Company's primary focus.

MANAGEMENT OF GROWTH

            Company sales have increased at an average annual compounded growth rate of approximately 35% during the period from 1986 through 1997. Since December 1995, the Company has acquired several businesses and product lines: EJ Systems in December 1995; Forward Systems Automation in April 1997; the Handler Division of Advantek, Inc. in October 1997; and the equipment division of WEB Technology, Inc. in April 1998. The Company's strategy is to continue to grow its revenue base through product acquisition and development. The Company also expects increases in demand for its products resulting from general growth in the semiconductor industry. The Company's ability to manage future growth will be dependent on its success in assimilating these recent and future acquisitions. The Company's ability to continue to meet increasing production requirements and manage future growth will also depend in part on its success in attracting and retaining additional management and technical personnel at each of its operating locations. Industry growth and low unemployment rates have increased the competition for such personnel. If the Company is unable to manage growth effectively and meet increasing production requirements, customer confidence could erode and demand for the Company's products could deteriorate, which could materially and adversely affect the Company's business and operating results.

FUTURE ACQUISITIONS

            The Company has pursued in the past and continues to pursue acquisitions of complementary technologies, product lines or businesses. Future acquisitions by the Company could result in dilutive issuances of equity securities, and the incurrence of additional debt and amortization expenses related to goodwill and other intangible assets that could adversely affect the Company's profitability. In addition, gross profit margins of acquired products, necessary product or technology development expenditures and other factors that may be involved in any such acquired business could result in dilution to the Company's earnings. Acquisitions also may involve numerous other risks, including difficulties in the assimilation of the operations and products of the acquired business, dependence on new products and processes, the diversion of management's attention from other business concerns, risks of entering markets in which the Company has no or limited direct prior experience, the potential loss of key employees of the acquired business and difficulties in attracting additional key employees necessary to absorb added management responsibilities. No assurance can be given as to the effect of any future acquisition on the Company's business or operating results.

DEPENDENCE ON NEW PRODUCTS AND PROCESSES

            The market for the Company's products is characterized by rapid technological change and evolving industry standards and is highly competitive with respect to timely product innovation. The development of more complex ICs has driven the need for new equipment and processes to produce such devices at an acceptable cost. The Company believes that its future success will depend in part upon its ability to anticipate changes in technology, IC package types and industry standards and to successfully develop and introduce new and enhanced products on a timely basis. As a result, the Company expects to continue to make significant investments in research and development and to continue to consider from time to time the strategic acquisition of businesses, products and technologies complementary to the Company's business. If the Company is unable for technological or other reasons to introduce products in a timely manner in response to changes in the industry or if products or product enhancements that the Company develops or acquires do not achieve market acceptance, the Company's business and operating results could be materially and adversely affected.

POTENTIAL FLUCTUATIONS IN QUARTERLY RESULTS

            The Company's operating results may fluctuate based on factors such as the cancellation and rescheduling of orders, seasonal fluctuations in business activity, product announcements by the Company or its competitors, and changes in pricing policies by the Company, its competitors or its suppliers. If anticipated shipments in any quarter do not occur or are delayed, expenditure levels could be disproportionately high, and the Company's operating results for that quarter would be adversely affected. The Company attempts to maintain a backlog of orders sufficient to reduce the impact of these factors, but there can be no assurance that backlog levels will be maintained.

COMPETITION

            The markets for the Company's test handlers, IC Automation Products, and reliability and environmental test systems are highly competitive. Aetrium competes with a number of companies ranging from very small businesses to large companies, some of which have substantially greater financial, manufacturing, marketing and product development resources than the Company. Although the Company believes its products have competitive advantages over its current competitors' products, there can be no assurance that the Company will be able to compete successfully against current and future sources of competition or that the competitive pressures faced by the Company will not adversely affect its financial performance.

CUSTOMER CONCENTRATION

            Many of the Company's end user customers purchase through the Company's international distributors, and one of the Company's international distributors represented approximately 12% of the Company's 1997 net sales. Three of the Company's end customers accounted for approximately 18%, 14% and 10%, respectively, of the Company's 1997 net sales. The Company intends to continue efforts to broaden its base of customers. However, a reduction, delay or cancellation of orders from one or more of its significant customers, or the loss of one or more of such customers could have a material adverse effect on the Company's business and operating results.

RELIANCE ON THIRD PARTY DISTRIBUTION CHANNELS

            The Company markets and sells its test handlers and reliability and environmental test equipment primarily through third party manufacturers' representatives and international distributors that are not under the direct control of the Company. The Company has limited internal sales personnel. A reduction in the sales efforts by the Company's current manufacturers' representatives or distributors or termination of their relationships with the Company could adversely affect the Company's business and operating results.

OEM CUSTOMERS FOR IC AUTOMATION PRODUCTS

            The Company markets its IC Automation modules to a number of IC processing equipment OEMs. The Company's ability to retain its OEM customers and attract new OEM customers depends on a number of factors, including the changing needs and financial condition of these customers. Failure of any OEM customer may not only result in loss of IC Automation product line sales, but also loss on outstanding receivables due from such OEM.

INTERNATIONAL OPERATIONS

            For the years ended December 31, 1995, 1996 and 1997, approximately 47%, 28% and 30%, respectively, of the Company's net sales were derived from shipments to international customers, and the Company expects that international sales will continue to account for a significant portion of its net sales. The Company's international business may be adversely affected by governmental, political and economic conditions, including tariff regulations, import quotas and other factors. While foreign sales are priced in dollars, fluctuations in currency exchange rates may reduce the demand for the Company's products by increasing the price of the Company's products in the currency of the countries to which the products are sold.

DEPENDENCE ON SENIOR MANAGEMENT AND KEY EMPLOYEES

            The Company's success depends on the performance of its executive officers and other key personnel. The loss of the services of any of its executive officers or other key employees could have a material adverse effect on the Company. The Company's future success will also depend in part upon its ability to attract and retain highly qualified personnel. The Company has not purchased key-man life insurance on any of its executive officers or other key employees and currently does not intend to purchase such insurance.

PROTECTION OF INTELLECTUAL PROPERTY

            The Company currently holds several U.S. patents with respect to its products and technology. There can be no assurance, however, that patents will be granted in the future or that any patents will be valid or otherwise of value to the Company. The Company also relies on a combination of copyright, trademark, trade secret, unfair competition, and other intellectual property laws, nondisclosure agreements and other protective measures to protect its rights. Such protection, however, may not preclude competitors from developing products similar to the Company's products. In addition, the laws of certain foreign countries do not protect the Company's intellectual property rights to the same extent as do the laws of the United States. Although the Company continues to implement protective measures and intends to defend its proprietary rights vigorously, there can be no assurance that these efforts will be successful. The Company is not aware of any basis for any infringement claim against it; however, there can be no assurance that third parties will not assert intellectual property infringement claims against the Company.

DEPENDENCE ON SUPPLIERS

            Certain significant components used in the Company's products, including certain contactor components, printed circuit boards, refrigeration systems, and vacuum pumps, are currently available only from sole or limited sources. Although to date the Company has been able to obtain adequate supplies of these components and maintains inventories of its more critical components, the Company's inability in the future to develop alternative sources or to obtain sufficient sole or limited-source components could result in delays or reductions in product introductions or shipments, which could have a material adverse effect on the Company's operating results.

VOLATILITY OF STOCK PRICE

            The Company's Common Stock has experienced in the past, and could experience in the future, substantial price volatility as a result of a number of factors, including quarter to quarter variations in the actual or anticipated financial results of the Company, announcements by the Company, its competitors or its customers, government regulations, and developments in the semiconductor industry. In addition, the stock market has experienced extreme price and volume fluctuations which have affected the market price of many technology companies in particular and which have at times been unrelated to the operating performance of the specific companies whose stock is traded. Broad market fluctuations, as well as economic conditions generally and in the semiconductor industry specifically, may adversely affect the market price of the Company's Common Stock.

ANTI-TAKEOVER PROVISIONS: POSSIBLE ISSUANCE OF PREFERRED STOCK; AUTHORITY TO DIFFERENTIATE COMMON STOCK

            The Company's Restated Articles of Incorporation authorize the issuance of 2,000,000 shares of undesignated stock (the "Undesignated Stock"). The Company's Board of Directors has the power to issue any or all of the shares of Undesignated Stock, including the authority to establish the rights and preferences of the Undesignated Stock, without shareholder approval. In addition, the Board of Directors has the authority to establish one or more separate classes or series of Common Stock. Furthermore, as a Minnesota corporation, the Company is subject to certain "anti-takeover" provisions of the Minnesota Business Combinations Act. These provisions and the power to issue the Undesignated Stock and to establish separate classes or series of Common Stock may, in certain circumstances, deter or discourage takeover attempts and other changes in control of the Company not approved by management and the Board. As a result, the Company's shareholders may lose opportunities to dispose of their shares at the higher prices generally available in takeover attempts or that may be available under a merger proposal. In addition, these statutory provisions, the existence of the Undesignated Stock and the Board of Directors' broad authority with respect to the Common Stock may have the effect of permitting the Company's current management to retain its position and place it in a better position to resist changes that shareholders may wish to make if they are dissatisfied with the conduct of the business.

YEAR 2000 ISSUES

            Many existing computer programs use only two digits to identify a year in the date field, with the result that data referring to the year 2000 and subsequent years may be misinterpreted by these programs. If present in the computer applications of the Company or its suppliers and not corrected, this problem could cause computer applications to fail or to create erroneous results and could cause a disruption in operations and have an adverse effect on the Company's business and results of operations. The Company has evaluated its principal computer systems and has determined that they are substantially Year 2000 compliant. The Company has initiated discussions with its key suppliers to determine whether they have any Year 2000 issues. The Company has not incurred any material expenses to date in connection with this evaluation, and does not anticipate material expenses in the future, depending upon the status of its key suppliers with respect to this issue.

                              SELLING SHAREHOLDERS

            The following table sets forth certain information, as of April 1, 1998, and as adjusted to reflect the sale of the shares offered hereby, with respect to the beneficial ownership of the Common Stock by the Selling Shareholders. None of the Selling Shareholders or their respective affiliates has held any position or office or maintained any material relationship with the Company or its predecessors or affiliates over the past three years.

                                                                                                    SHARES BENEFICIALLY
                                                                                                        OWNED AFTER
                                                   SHARES OF COMMON                                    COMPLETION OF
                                                  STOCK BENEFICIALLY     NUMBER OF SHARES              THE OFFERING(2)
                                                  OWNED PRIOR TO THE          BEING            -----------------------------
SELLING SHAREHOLDERS                                 OFFERING(1)             OFFERED           NUMBER         % OF CLASS (3)
--------------------                              ------------------     ----------------      ------         --------------
Scott Bensmiller...............................         29,610                29,610              0                 *
Arthur and Marla Bloom, JTWOS..................         22,590                22,590              0                 *
Jill Bloom.....................................         19,260                19,260              0                 *
Scott Bloom....................................         19,260                19,260              0                 *
Edward Boothman................................         92,430                92,430              0                 *
Jackie Candelier...............................         14,760                14,760              0                 *
Carol Carr.....................................         11,790                11,790              0                 *
Damon L. Coalson...............................          8,100                 8,100              0                 *
Brian Cunningham...............................          3,690                 3,690              0                 *
Edward Etess...................................         99,810                99,810              0                 *
Edward Etess & Rebecca Lamont-
  Etess, Co-Trustees UAD  9/28/84
  Etess Community Property Trust...............         60,570                60,570              0                 *
Stanley Droch, Trustee UAD 12/22/83
  Estess Children Irrevocable Trust
  for the benefit of Lori Ida Etess............          6,120                 6,120              0                 *
Lori Ida Etess.................................          2,970                 2,970              0                 *
Michael H. Etess...............................         14,670                14,670              0                 *
John Estridge..................................          8,370                 8,370              0                 *
William J. Evans, Jr...........................         30,420                30,420              0                 *
Barbra Gerard..................................          3,690                 3,690              0                 *
Bart Gilbert...................................          3,780                 3,780              0                 *
Donna Huff.....................................          7,380                 7,380              0                 *
Jerry Kelley...................................          7,380                 7,380              0                 *
Douglas Magde..................................            720                   720              0                 *
Hal Preston....................................         18,000                18,000              0                 *
Scott Roberson.................................          3,690                 3,690              0                 *
Dr. Bahman Teimourian..........................         49,320                49,320              0                 *
John W. Walkoviak..............................            720                   720              0                 *
Keith E. Williams..............................        106,290               106,290              0                 *
Karen M. Williams..............................        123,840               123,840              0                 *
Keith E. Williams, Cust Dona Marleen
  Williams UGMA TX.............................         41,130                41,130              0                 *
Bartholomew E. Williams........................         41,130                41,130              0                 *
Marlys A. Williams.............................         41,130                41,130              0                 *
Joel Witt......................................          7,380                 7,380              0                 *


--------------------------
*        Less than one percent (1%)

(1) The Selling Shareholders possess sole voting and investment power with respect to the shares shown.

(2) This assumes all shares being offered and registered hereunder are sold, although the Selling Shareholders are not obligated to sell any shares.

(3) Based upon 9,700,153 shares of Common Stock outstanding as of April 1, 1998.


                              PLAN OF DISTRIBUTION

            The Selling Shareholders have advised the Company that sales of the shares offered hereunder by them, or by their respective pledgees, donees, transferees or other successors in interest, may be made from time to time in the over-the-counter market, through negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. The shares may be sold by one or more of the following methods: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; and (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. Sales may be made pursuant to this Prospectus to or through broker-dealers who may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders or the purchasers of Common Stock for whom such broker-dealer may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). To the extent required, one or more supplemental prospectuses will be filed pursuant to Rule 424 under the Securities Act to describe any material arrangements for the sales of the shares offered hereunder when such arrangements are entered into by the Selling Shareholders and any other broker-dealers that participate in the sale of the shares. In addition, any shares that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus. No period of time has been fixed within which the shares covered by this Prospectus may be offered or sold.

            The Selling Shareholders and any broker-dealers or other persons acting on its behalf in connection with the sale of Common Stock hereunder may be deemed to be an "underwriter" within the meaning of the Securities Act, and any commissions received by the Selling Shareholders and any profit realized by them on the resale of Common Stock as principals may be deemed to be underwriting commissions under the Securities Act. As of the date hereof, there are no special selling arrangements between any broker-dealer or other person and any of the Selling Shareholders.

            Pursuant to the terms of the Purchase Agreement, the Company will pay all the expenses of registering the shares offered hereby, except for selling expenses incurred by the Selling Shareholders in connection with this offering, including any fees and commissions payable to broker-dealers or other persons, which will be borne by the Selling Shareholders. In addition, the Purchase Agreement provides for certain other usual and customary terms, including indemnification by the Company of the Selling Shareholders against certain liabilities arising under the Securities Act.

                            VALIDITY OF COMMON STOCK

            The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Oppenheimer Wolff & Donnelly LLP, Minneapolis, Minnesota.


                                     EXPERTS

            The consolidated financial statements of the Company as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, incorporated by reference in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The table below sets forth the estimated expenses (except the SEC registration fee, which is an actual expense) in connection with the offer and sale of the shares of Common Stock of the registrant covered by this Registration Statement.

        SEC registration fee....................................... $ 4,124.59
        Fees and expenses of counsel for the Company...............  10,000.00
        Fees and expenses of accountants for the Company...........   5,000.00
        Miscellaneous..............................................   5,000.00
                                                                    ----------
             *Total................................................ $24,124.59

-----------------------

* None of the expenses listed above will be borne by the Selling Shareholders.

ITEM 15.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

            Minnesota Statutes Section 302A.521 provides that a Minnesota business corporation must indemnify any director, officer, employee or agent of the corporation made or threatened to be made a party to a proceeding, by reason of the former or present official capacity (as defined) of the person, against judgments, penalties, fines, settlements and reasonable expenses incurred by the person in connection with the proceeding if certain statutory standards are met. "Proceeding" means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including one by or in the right of the corporation. Section 302A.521 contains detailed terms regarding such right of indemnification and reference is made thereto for a complete statement of such indemnification rights. The Company's Restated Articles of Incorporation also require the Company to provide indemnification to the fullest extent of the Minnesota indemnification statute.

            The Company maintains directors' and officers' liability insurance, including a reimbursement policy in favor of the Company.

            Pursuant to Section 8.5(b) of the Purchase Agreement, the directors and officers of the Company are indemnified by the Selling Shareholders against certain civil liabilities that they may incur under the Securities Act in connection with this Registration Statement and the related Prospectus.

ITEM 16.    EXHIBITS

            2.1 Asset Purchase Agreement dated as of March 20, 1998 between the Company and WEB Technology, Inc. (filed herewith).

            4.1 Specimen Form of the Company's Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form SB-2 (File No. 33-64962C)).

            4.2 Restated Articles of Incorporation of the Company, as amended (incorporated by reference to Exhibit 3.1 to the Company's Registration Statement on Form SB-2 registering the Common Stock (File No. 33-64962C)).

            4.3 Bylaws of the Company, as amended (incorporated by reference to Exhibit 3.2 to the Company's Registration Statement on Form SB-2 (File No. 33-64962C)).

            5.1 Opinion and Consent of Oppenheimer Wolff & Donnelly LLP (filed herewith).

            23.1        Consent of Price Waterhouse LLP (filed herewith).

            23.2        Consent of Oppenheimer Wolff & Donnelly LLP (see Exhibit
                        5.1).

            24.1 Power of Attorney (included on page II-4 of this Registration Statement).

ITEM 17.    UNDERTAKINGS.

(a)         The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commissin pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

            Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

            Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of North St. Paul and State of Minnesota, on April 1, 1998.

                                    AETRIUM INCORPORATED

Date:  April 1, 1998                By: /s/ Joseph C. Levesque
                                        -------------------------------------
                                        Joseph C. Levesque
                                        Chief Executive Officer and President
                                        (principal executive officer)

                                    By: /s/ Darnell L. Boehm
                                        -------------------------------------
                                        Darnell L. Boehm
                                        Chief Financial Officer and Secretary
                                        (principal financial and accounting
                                        officer)

                                POWER OF ATTORNEY

            KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joseph C. Levesque and Darnell L. Boehm as his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and any or all registration statements relating to the transactions covered hereby that may be filed with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

            Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on April 1, 1998 in the capacities indicated.

             SIGNATURE                             TITLE
             ---------                             -----

/s/ Joseph C. Levesque                      Chairman of the Board
---------------------------------
Joseph C. Levesque

/s/ Darnell L. Boehm                        Director
---------------------------------
Darnell L. Boehm

/s/ Terrence W. Glarner                     Director
---------------------------------
Terrence W. Glarner

/s/ Andrew J. Greenshields                  Director
---------------------------------
Andrew J. Greenshields

/s/ Douglas L. Hemer                        Director
---------------------------------
Douglas L. Hemer

/s/ Terrance J. Nagel                       Director
---------------------------------
Terrance J. Nagel

                              AETRIUM INCORPORATED
                EXHIBIT INDEX TO FORM S-3 REGISTRATION STATEMENT


ITEM NO.     DESCRIPTION                                                           METHOD OF FILING
--------     -----------                                                           ----------------
2.1          Asset Purchase Agreement dated as of March 20, 1998 between the       Filed herewith
             Company and WEB Technology, Inc.                                      electronically

4.1          Specimen Form of the Company's Common Stock Certificate                    (1)

4.2          Restated Articles of Incorporation of the Company, as amended              (1)


5.1          Opinion and Consent of Oppenheimer Wolff & Donnelly LLP               Filed herewith
                                                                                   electronically

23.1         Consent of Price Waterhouse LLP                                       Filed herewith
                                                                                   electronically

23.2         Consent of Oppenheimer Wolff & Donnelly LLP                           See Exhibit 5.1

24.1         Power of Attorney                                                     Included on page
                                                                                     II-4 of this
                                                                                     Registration
                                                                                      Statement


(1) Incorporated by reference to an exhibit to the Company's Registration Statement on Form SB-2 (File No. 33-64962C)